EXHIBIT 20.2

Independent Auditors’ Report on Compliance

Board of Directors
WFS Financial Inc

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statement of financial condition of WFS Financial Inc and Subsidiaries (WFS) as of December 31, 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and have issued our report thereon dated January 22, 2002.

In connection with our audit, nothing came to our attention that caused us to believe that WFS failed to, in all material respects, comply with the terms, covenants, provisions or conditions of the Sale and Servicing Agreement among WFS Financial 2001-A Owner Trust, WFS Receivables Corporation and WFS Financial Inc, dated February 1, 2001, the Sale and Servicing Agreement among WFS Financial 2001-B Owner Trust, WFS Receivables Corporation 2, Westcorp and WFS Financial Inc, dated May 1, 2001, and the Sale and Servicing Agreement among WFS Financial 2001-C Owner Trust, WFS Receivables Corporation and WFS Financial Inc, dated August 1, 2001 insofar as they relate to accounting matters. However, it should be noted that our audit was not directed primarily toward obtaining knowledge of noncompliance.

This report is intended for the use and information of the Board of Directors and management of WFS, Bankers Trust Company, as Indenture Trustee, Chase Manhattan Bank, as Owner Trustee, Financial Security Assurance Inc., as Insurer, Moody’s Investors Service, Inc. and Standard & Poor’s, and should not be used for any other purposes.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

January 22, 2002